Exhibit 99.1

FOR IMMEDIATE RELEASE

TRIMAS NAMES DAVID WATHEN PRESIDENT AND CHIEF EXECUTIVE OFFICER

Experienced Executive Brings Significant Industry Expertise and

Track Record of Operational Excellence

BLOOMFIELD HILLS, Michigan, January 14, 2009 — TriMas Corporation (NYSE: TRS) — a diversified growth company of specialty niche businesses — today announced that David M. Wathen, 56, has been appointed President and Chief Executive Officer, succeeding Grant H. Beard, who has resigned from these positions and from the TriMas Board of Directors.  Mr. Wathen will also join the TriMas Board of Directors.

Mr. Wathen brings over three decades of industry experience, having served in leadership positions at several premier, industrial companies including Eaton Corporation where he functioned as CEO of a large free-standing subsidiary, Allied Signal Corporation where he served as president of the Frictions Materials Division, Emerson Electric Company where he served as president of its U.S. Electrical Motors Division and General Electric Company where he held a variety of managerial positions.  Most recently, he served as President and Chief Executive Officer of the North American Operations of Balfour Beatty, Inc., a leading, publicly-traded UK-based engineering, construction, services and investment business, where he ran a business with over $1 billion in revenues and approximately 4,000 employees.

Commenting on the appointment, Samuel Valenti III, Chairman of the Board of TriMas, said, “We are very pleased to welcome David Wathen, who is an exceptionally talented, dynamic and team-oriented leader who brings a unique combination of skills and experience to TriMas.  While the Company has made great strides in its strategic growth and cost-management initiatives, we welcome new leadership to position TriMas to deliver enhanced value for shareholders over the long-term.”

Mr. Wathen said, “TriMas is a solid business with a strong foundation and a compelling group of businesses.  From my preliminary assessment of the Company, I am confident we can identify and pursue significant additional opportunities to strengthen the Company’s operations.  I look forward to working with the talented management team and dedicated employees at TriMas to leverage the Company’s strengths and position it to achieve its enormous potential.”

Daniel P. Tredwell, Member of the Executive Committee of the Board of TriMas and Senior Managing Director of Heartland Industrial Partners, L.P. which owns 45% of the outstanding common stock of TriMas, said, “David is an accomplished executive with a strong track record of driving performance and cash flow improvement at every business he has run.  We look forward to him protecting value for TriMas during the current economic environment and helping TriMas capitalize on the many opportunities for higher value in its multiple businesses in the future.”

Mr. Tredwell continued, “With the assistance of Spencer Stuart, an executive search firm, the Board conducted a thorough search process, and we are delighted that we were able to recruit someone of David’s caliber to lead the Company.”

“On behalf of the Board, I would like to thank Grant Beard for his dedication, accomplishments and numerous contributions to TriMas,” Mr. Valenti said. “We wish him well in his future endeavors.”

Prior to joining Balfour Beatty, Mr. Wathen worked as a General Partner and Principal at Questor Management Company, a private equity and consulting firm.  Before that, he was Senior Vice President, Group Executive and President of Cutler-Hammer, Inc., an independent subsidiary of Eaton Corporation where he successfully completed the integration of the $1 billion Westinghouse electrical business, reorganized the company, led five acquisitions and created a new service business that produced incremental revenues of $100 million in its first year.  At both Allied Signal Corporation and Emerson Electric Company, he led the successful turnarounds of the divisions under his leadership.  He began his career in 1977 at General Electric Company, where he served in various capacities for twelve years, including several leadership roles.  Mr. Wathen obtained an M.B.A. from St. Francis College and a B.S. in Mechanical Engineering from Purdue University.

Conference call information:

TriMas Corporation will host a conference call today, January 14, 2009, at 10:00 a.m. ET. The call-in number is 1-866-237-3252. Participants should request to be connected to the TriMas Corporation conference call (conference ID number 356494).

The conference call will also be webcast simultaneously on the Company’s website at www.trimascorp.com. A replay of the conference call will be available following the call on the TriMas website or by dialing 1-888-348-4629 (access code 356494) through January 28, 2009, at 11:59 p.m. ET.

About TriMas

Headquartered in Bloomfield Hills, Michigan, TriMas Corporation (NYSE: TRS) is a diversified growth company of high-end, specialty niche businesses manufacturing a variety of highly engineered products for commercial, industrial and consumer markets worldwide. TriMas Corporation is organized into five strategic business groups: Packaging Systems, Energy Products, Industrial Specialties, RV & Trailer Products and Recreational Accessories. TriMas Corporation has nearly 5,000 employees at 70 different facilities in 10 countries. For additional information, please visit www.trimascorp.com.

INVESTOR CONTACT:

TriMas Corporation

Sherry Lauderback

VP, Investor Relations & Communications

+1-248-631-5506

sherrylauderback@trimascorp.com

MEDIA CONTACT:

Sard Verbinnen & Co.

Brandy Bergman/Lesley Bogdanow

+1-212-687-8080

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